As filed with the Securities and Exchange Commission on May 8, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOHNSON OUTDOORS INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1536083
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

555 Main Street Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

JOHNSON OUTDOORS INC. 2023 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN
(Full title of the plan)

Helen P. Johnson-Leipold Chairman and Chief Executive Officer Johnson Outdoors Inc. 555 Main Street	Copy to: Eric P. Hagemeier, Esq. Reinhart Boerner Van Deuren s.c.
Racine, Wisconsin 53403	1000 North Water Street
(Name and address of agent for service)	Suite 1700 Milwaukee, Wisconsin 53202
262-631-6600	414-298-1000
(Telephone number, including area code of agent for service)

Indicate by check mark whether the restraint is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)   the Registrant’s Annual Report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Exchange Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)   all other reports filed by the Registrant pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10‑K referred to in paragraph (a) above; and

(c)   the description of the Registrant’s Class A Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s directors and officers are entitled to certain statutory rights to be indemnified by the Registrant against certain liabilities and expenses, provided the director or officer is either successful in the defense of such litigation or is otherwise determined not to have engaged in willful misconduct, knowingly violated a criminal law, failed to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest or derived an improper personal benefit in the performance of his or her duties to the Registrant.

Article Ten of the Registrant’s Amended and Restated By‑Laws also contains provisions entitling directors and officers of the Registrant to indemnification against certain liabilities and expenses.  The Registrant’s Amended and Restated By‑Laws are incorporated herein by reference in Exhibit 4.2.

Directors and officers of the Registrant are covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

The indemnification provided as set forth above is not exclusive of any other rights to which one of the Registrant’s directors or officers may be entitled.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index on page 4 is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9.	Undertakings.

1.   The undersigned Registrant hereby undertakes as follows:

(a)   To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the Registration Statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1
Articles of Incorporation of the Company as amended through February 17, 2000. (Filed as Exhibit 3.1(a) to the Company’s Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.)

4.2	Bylaws of the Company as amended and restated through December 6, 2010. (Filed as Exhibit 3.2 to the Company’s Form 10-K for the year ended October 1, 2010 and incorporated herein by reference.)
5.1	Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the Class A Common Stock being registered. *
23.1	Consent of RSM US LLP. *
23.2	Consent of Reinhart Boerner Van Deuren s.c. (included in its opinion filed as Exhibit 5.1 hereto). *
99.1
Johnson Outdoors Inc. 2023 Non-Employee Directors Stock Ownership Plan (Filed as Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 9, 2023 and incorporated herein by reference.)

107	Filing Fee Table. *

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on May 8, 2023.

JOHNSON OUTDOORS INC.

BY	/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold, Chairman and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Helen P. Johnson-Leipold and David W. Johnson, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Helen P. Johnson-Leipold	Chairman of the Board, Chief Executive	May 8, 2023
Helen P. Johnson-Leipold	Officer and Director (Principal Executive Officer)

/s/ David W. Johnson	Vice President and Chief Financial	May 8, 2023
David W. Johnson	Officer (Principal Financial and Accounting Officer)

/s/ John M. Fahey, Jr.	Vice Chairman of the Board and Director	May 8, 2023
John M. Fahey, Jr.

/s/ Paul G. Alexander	Director	May 8, 2023
Paul G. Alexander

/s/ Katherine Button Bell	Director	May 8, 2023
Katherine Button Bell

/s/ Edward F. Lang, III	Director	May 8, 2023
Edward F. Lang, III

/s/ Edward Stevens	Director	May 8, 2023
Edward Stevens

/s/ Richard Sheahan	Director	May 8, 2023
Richard (“Casey”) Sheahan

/s/ Liliann Annie Zipfel	Director	May 8, 2023
Liliann Annie Zipfel